AMENDED AND RESTATED

            CERTIFICATE OF INCORPORATION OF OKLAHOMA

                       SECRETARY OF STATE

                     RIVER ROUGE CORPORATION

       TO THE SECRETARY OF STATE OF THE STATE OF OKLAHOMA:

       The undersigned corporation ("the Corporation"), an Oklahoma corporation, for the purposes of adopting an Amended and Restated Certificate of Incorporation pursuant to the
  Section 1080 of the Oklahoma General Corporation Act ("the Act"), hereby certifies:

        1.The name of the Corporation is "River Rouge Corporation"

        2. The name under which the Corporation was originally incorporated was "River Rouge Corporation"

        3. The Certificate of Incorporation of the Corporation was filed with the Oklahoma Secretary of State on April 7, 1987.

       4. The amendments to the Certificate of Incorporation effected by this Certificate are: (a) to change the name of the Corporation to "C/Grip: Inc."; (b) to revise the provisions relating to the regulation of the internal affairs of the Corporation, and (c) to add provisions relating to compromises or arrangements with creditors.

       5. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Act Section 1080, after being proposed by the directors and adopted by the shareholders in the manner and by the vote prescribed in Act
  Section 1077, and restates, integrates and further amends the Certificate of Incorporation.

       6. The Certificate of Incorporation of River Rouge
  Corporation is hereby restated as further amended by this Certificate, to read in full, as follows:

       Amendment No. One To Certificate of Incorporation Of
  River Rouge Corporation OKLAHOMA SECRETARYOF STATE

       Thomas J. Kenan, the sole incorporator of River Rouge Corporation, a corporation incorporated on April 7, 1987 pursuant to the provisions of the Oklahoma General Corporation Act, certifies that River Rouge Corporation has not received any payment for any of its stock and that the following amendment to its certificate of incorporation was duly adopted in accordance with the provisions of Section 1076 of the Oklahoma General Corporation Act.

       Paragraph  4  of  the  Certificate  of  Incorporation   is
  amended to provide as follows:

       4. The Corporation is authorized to issue two classes of stock, both of which shall be voting. One class of stock shall be Common Stock, par value $0.001. The second class of stock shall be Preferred Stock, par value $0.001. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by. the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the manner in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

       The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class           Par Value        Number of       Total
                                 Shares
                                 Authorized

Common          $0.001           40,000,000      $40,000

Preferred       $0.001           10,000,000      $10,000

Totals:                          50,000,000      $50,000

  Dated:  April 18, 1987

by:/s/ Thomas J. Kenan
       Thomas J. Kenan, Incorporator